UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2014

LOCKHEED MARTIN CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	1-11437	52-1893632
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6801 Rockledge Drive Bethesda, Maryland	20817
(Address of principal executive offices)	(Zip Code)

(301) 897-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On August 14, 2014, Lockheed Martin Corporation (the “Corporation”) entered into a Five-Year Credit Agreement (the “Credit Agreement”), among the Corporation, as Borrower, the lenders listed therein (the “Lenders”), JPMorgan Chase Bank, N.A. (“JPMorgan”), as Syndication Agent, Citibank, N.A. (“Citibank”), Credit Agricole Corporate and Investment Bank (“Credit Agricole”) and Mizuho Bank, LTD. (“Mizuho”), as Documentation Agents, and Bank of America, N.A. (“BofA”), as Administrative Agent. The Credit Agreement consists of a $1.5 billion five-year unsecured revolving credit facility with a sublimit of up to $300 million available for the issuance of letters of credit. The Corporation may from time to time request and the Lenders may grant, at their discretion, an increase to the credit facility by an additional amount of up to $500 million (up to $2 billion). The Credit Agreement is available for any lawful corporate purposes of the Corporation.

The Credit Agreement replaces the Corporation’s Five-Year Revolving Credit Agreement dated as of August 26, 2011 (the “Former Credit Agreement”), among the Corporation, the lenders listed therein, BofA, as administrative agent, and the other parties thereto, which was scheduled to mature on August 26, 2016. The Former Credit Agreement, which had a total capacity of $1.5 billion and was undrawn, was terminated effective August 14, 2014.

The Credit Agreement matures on August 14, 2019, however, the Corporation may request that commitments be renewed for one-year periods under certain circumstances as set forth in the Credit Agreement.

Borrowings under the credit facility are unsecured and bear interest at rates, based, at the Corporation’s option, on the “Base Rate” of interest in effect, the “Eurodollar Rate,” which is a periodic fixed rate based on LIBOR with a term equivalent to the interest period for such borrowing, or a rate determined by a competitive bid process with a margin over or under the Eurodollar Rate or at an absolute rate. The “Base Rate” of interest is the highest of (i) BofA’s prime rate, (ii) the Federal Funds Rate plus 0.50%, and (iii) one-month LIBOR plus 1.00%.

The Credit Agreement contains customary representations, warranties and covenants, including covenants restricting the Corporation’s and certain of our subsidiaries’ ability to encumber assets and the Corporation’s ability to merge or consolidate with another entity. Further, the Credit Agreement contains a covenant requiring that the Corporation not exceed a maximum leverage ratio of 65%, which is calculated as a ratio of Debt (as defined in the Credit Agreement) to the sum of Debt and Stockholders’ Equity (as defined in the Credit Agreement), each on a consolidated basis. The leverage ratio is calculated without giving effect to the impact on Stockholders’ Equity from the re-measurement of the Corporation’s post-retirement benefit plans pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 715, Compensation-Retirement Benefits.

The Corporation may terminate, in whole or in part, the unused portion of the credit facility amount under the Credit Agreement at any time during the term of the Credit Agreement. Once terminated, a commitment may not be reinstated.

No borrowings under the Credit Agreement were made and no letters of credit were issued at closing.

In addition to BofA, JPMorgan, Citibank, Credit Agricole and Mizuho, the additional members of the syndicate include: The Bank of Tokyo-Mitsubishi UFJ, Ltd., The Royal Bank of Scotland plc, U.S. Bank National Association, Wells Fargo Bank, N.A., Australia and New Zealand Banking Group Limited, Barclays Bank PLC, Goldman Sachs Bank USA, Lloyds Bank plc, Morgan Stanley Bank, N.A., Royal Bank of Canada, State Street Bank and Trust Company, Credit Industriel et Commercial, Riyad Bank Houston Agency, Sumitomo Mitsui Banking Corporation, Toronto Dominion (New York) LLC, The Northern Trust Company and Unicredit Bank AG, New York Branch, as Lenders.

In the ordinary course of their respective businesses, one or more of the Lenders, or their affiliates, have or may have various relationships with the Corporation and the Corporation’s subsidiaries involving the provision of a variety of financial services, including cash management, commercial banking, investment banking, trust or agency, foreign exchange, advisory or other financial services, for which they received, or will receive, customary fees and expenses.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

In connection with and at the time that the Corporation entered into the Credit Agreement, on August 14, 2014, the Former Credit Agreement originally scheduled to expire on August 26, 2016, was terminated. There were no outstanding borrowings or letters of credit issued under the Former Credit Agreement at the time of termination, and no termination penalties were paid as a result of the termination.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03 of this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Five-Year Credit Agreement dated as of August 14, 2014, among Lockheed Martin Corporation, the lenders listed therein, and Bank of America, N.A., as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lockheed Martin Corporation

Date: August 15, 2014	by:	/s/ Stephen M. Piper
Stephen M. Piper
Vice President and Associate General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Five-Year Credit Agreement dated as of August 14, 2014, among Lockheed Martin Corporation, the lenders listed therein, and Bank of America, N.A., as administrative agent.